UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Peoples Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

N/A
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of PEOPLES BANCORP, INC.

Notice is hereby given that the Annual Meeting of Stockholders of Peoples Bancorp, Inc. (the “Company”) will be held at Kent Center, Inc., 215 Scheeler Road, Chestertown, Maryland 21620 at 12:30 p.m., local time, on Wednesday, May 23, 2007 for the following purposes:

1.	To elect 12 directors to serve on the Board of Directors until the 2008 Annual Meeting and until their successors are duly elected and qualify.

2.	To ratify the appointment of Rowles & Company, LLP as the Company’s independent auditors for fiscal year 2007;

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 1, 2007 will be entitled to notice of and to vote at the meeting. This proxy statement is accompanied by the Company’s Annual Report to Stockholders for the year ended December 31, 2006.

All stockholders are cordially invited to attend the meeting in person. Those who cannot attend are urged to sign, date and mail promptly the enclosed proxy in the envelope provided for that purpose. Each of Proposal 1 and Proposal 2 requires the affirmative vote of holders of a majority of the shares of common stock present and voting. Whether you own a few or many shares, your proxy is important in fulfilling this requirement. To assist us with planning the meeting, please mark the appropriate box on your proxy card as to whether you plan to attend the meeting in person. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

By Order of the Board of Directors,

Elizabeth A. Strong
Secretary

April 13, 2007

P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620
410-778-3500 / Fax 410-778-2089

[THIS PAGE INTENTIONALLY LEFT BLANK]

PEOPLES BANCORP, INC.
100 Spring Avenue
P.O. Box 210
Chestertown, Maryland 21620-0210

PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to the stockholders of Peoples Bancorp, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2007 Annual Meeting of Stockholders. The 2007 Annual Meeting of Stockholders will be held on Wednesday, May 23, 2007, at 12:30 p.m., local time, at Kent Center, Inc., 215 Scheeler Road, Chestertown, Maryland 21620, and at any adjournments thereof. The expense of preparing, printing, and mailing the proxies and solicitation materials will be borne by the Company. In addition to solicitations by mail, the Company may solicit proxies in person or by telephone, and arrange for brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals at the expense of the Company. The approximate date on which this proxy statement and attached form of proxy are being mailed to stockholders is April 13, 2007.

Holders of Common Stock will be asked to elect 12 directors to the Company’s Board of Directors to serve until the 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualify, and to ratify the appointment of Rowles & Company, LLP as the Company’s independent auditors for fiscal year 2007.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record at the close of business on March 1, 2007 (the “Record Date”) of issued and outstanding shares of the Company’s common stock, par value $10.00 per share (“Common Stock”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the number of issued and outstanding shares of Common Stock entitled to vote is 789,012, each of which is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting shall constitute a quorum. Directors are elected by a majority of the votes cast at the meeting, so the withholding of a vote with respect to a director nominee named in Proposal 1 below will have the same effect as a vote against that nominee but an abstention and a broker non-vote will each have no impact on the outcome of the vote, although all of foregoing will be counted for purposes of determining whether a quorum is present for the transaction of business. The ratification of the Company’s auditors for 2007 in Proposal 2 below likewise requires a majority of all votes cast at the meeting, so abstentions and broker non-votes with respect to Proposal 2 are included for purposes of determining the presence of a quorum but are not included in calculating the number of votes cast.

All proxies will be voted as directed by the stockholder on the proxy card. The shares of Common Stock represented by any proxy that is properly executed and received pursuant to this solicitation will be voted in accordance with the directions of the stockholder. If no direction is given, the proxy will be voted in favor of all the nominees named in Proposal 1, in favor of Proposal 2, and in the discretion of the proxies as to any other matters that may properly come before the meeting.

The proxy may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, or by written notice delivered to Elizabeth A. Strong, Secretary of the Company, at the Company’s address or at the meeting. The Company’s address is P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620-0210 (410-778-3500).

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of the Record Date, relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock; (ii) each of the Company’s directors, director nominees, and named executive officers (as defined by the SEC); and (iii) all directors and executive officers of the Company as a group. Generally, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights or ownership within 60 days of the Record Date (such as by exercising stock options). Unless otherwise indicated below, the address of each person named below is the address of the Company.

Name	Amount Beneficially Owned		Percent of Class Beneficially Owned
Directors, Nominees and Named Executive Officers
E. Jean Anthony	48		*
Robert W. Clark, Jr.	5,122	(1)	*
LaMonte E. Cooke	20		*
Gary B. Fellows	20		*
Herman E. Hill, Jr.	10,743	(2)	1.36%
Patricia Joan Ozman Horsey	61,314	(3)	7.77%
P. Patrick McClary	874		*
Alexander P. Rasin, III	57,660	(4)	7.31%
Stefan R. Skipp	33,047	(5)	4.19%
Thomas G. Stevenson	10,060	(6)	1.28%
Elizabeth A. Strong	309		*
William G. Wheatley	7,686	(7)	*
All Directors/Executive Officers as a Group (14 Persons)	187,923		23.82%

5% Stockholders (other than listed above)
Nylon Capital Shopping Center, Inc. P. O. Box 266 Chestertown, MD 21620-0266	59,094	(8)	7.49%
Residuary Trust Under the Will of A. Parks Rasin, Jr. P.O. Box 228 Chestertown, MD 21620	46,920	(9)	5.95%
Martha F. Rasin P.O. Box 228 Chestertown, MD 21620	46,920	(10)	5.95%
Total	187,923	(11)	23.82% (11)
* Amount constitutes less than 1%.
Notes:
(1)	Includes 3,193 shares owned solely by Mr. Clark, 967 shares owned by Mr. Clark’s son and 962 shares owned by Mr. Clark’s wife.

(2)	Includes 972 shares owned solely by Mr. Hill, 9,064 shares owned jointly by Mr. Hill and his wife and 707 shares owned by Mr. Hill’s wife.

(3)
Includes 2,100 shares owned solely by Mrs. Horsey, 20 shares owned by H & S Investments Trust for which Mrs. Horsey’s husband is a trustee, 100 shares owned by Mrs. Horsey’s husband, 59,094 shares owned by Nylon Capital Shopping Center, Inc. over which Mrs. Horsey’s husband has voting power by virtue of his position as President, Treasurer and director of that company. The shares owned by Nylon Capital Shopping Center are the same shares attributed to Nylon Capital Shopping Center, Inc. in this table (see Note 9); Mrs. Horsey disclaims beneficial ownership of these shares.

(4)
Includes 9,318 shares owned solely by Mr. Rasin, 46,920 shares held by Residuary Trust Under the Will of A. Parks Rasin, Jr., deceased, of which Mr. Rasin serves as a co-trustee (see Notes 9, 10 and 11), and 1,422 shares held by Mr. Rasin's spouse.

(5)
Includes 21,000 shares owned solely by Mr. Skipp, 10,247 shares owned by family trust accounts over which Mr. Skipp has voting power and investment discretion and 1,800 shares owned by Mr. Skipp’s children.

(6)
Includes 2,485 shares owned solely by Mr. Stevenson, 2,700 shares owned by the Stevenson Family Trust of which Mr. Stevenson is a trustee, 4,500 shares owned by The Bruce W. Rohrbacher Revocable Trust of which Mr. Stevenson’s wife serves as a trustee, and 375 shares owned jointly by Mr. Stevenson and his wife.

(7)
Includes 219 shares owned solely by Mr. Wheatley, 7,100 shares owned jointly by Mr. Wheatley and his wife,132 shares owned by Mr. Wheatley’s wife, 60 shares owned by Mr. Wheatley’s wife as custodian for 3 minor children, and 175 shares jointly owned by Mr. Wheatley’s wife and other 3 children.

(8)	Shares are also reported as being beneficially owned by Mrs. Horsey, whose husband is President, Treasurer and a director of Nylon Capital Shopping Center, Inc. (see Note 3).

(9)
These shares are also included in the totals for Alexander P. Rasin, III and Martha F. Rasin (see Notes 5, 10 and 11), who together with the Trust constitute a “group” for purposes of beneficial ownership of these shares.

(10)
These shares are held by Residuary Trust Under the Will of A. Parks Rasin, Jr., deceased, of which Ms. Rasin serves as a co-trustee, and are also included in the totals for Alexander P. Rasin, III and the Trust (see Notes 5, 9 and 11), who together with Ms. Rasin constitute a “group” for purposes of beneficial ownership of these shares.

(11)
Totals exclude 59,094 of the shares beneficially owned by Patricial Joan Ozman Horsey, which are the same shares reported for Nylon Capital Shopping Center, Inc., and 46,920 of the shares beneficially owned by Alexander P. Rasin, III and Martha F. Rasin, which are the same shares reported for the Residuary Trust Under the Will of A. Parks Rasin, Jr.

ELECTION OF DIRECTORS (Proposal 1)

Stockholders are being asked to vote for a total of 12 director nominees at this year’s Annual Meeting. Each director is elected to hold office for a term of one year and until his or her successor is duly elected and qualifies. Robert A. Moore retired from the Board on December 31, 2006 and the Board eliminated the vacancy created thereby by reducing the number of directors to 12. Accordingly, the 12 remaining incumbent directors are standing for re-election at this year’s Annual Meeting.

The names of the director nominees, their ages as of the Record Date, their principal occupations and business experience for the past five years, and certain other information are set forth below.

(Terms Expire in 2008)
Name	Age	Principal Occupation and Business Experience
E. Jean Anthony	62
Mrs. Anthony has served as a director of the Company and its wholly-owned subsidiary, The Peoples Bank (the “Bank”), since January 2006. She is a Certified Public Accountant, Certified Financial Planner, and a Certified Valuation Analyst. She is a partner in the accounting firm of Anthony, Judge & Ware, LLC. She is also a member of AJW Properties, LLC.

Robert W. Clark, Jr.	57	Mr. Clark has served as a director of the Company and the Bank since December 1997. He is in the agricultural business and is owner of Fair Promise Farm, and manager of Hopewell Farm.

LaMonte E. Cooke	55
Mr. Cooke has served as a director of the Company and the Bank since December 1997. He is presently serving as Administrative Director of Queen Anne’s County Maryland Detention Center in Centreville, Maryland.

Gary B. Fellows	55
Mr. Fellows has served as a director of the Company and the Bank since December 1997. He is majority owner of Fellows Helfenbein & Newnam Funeral Home PA, a partner in the Eastern Shore Genesis Partnership, a partner in the Western Shore Genesis Partnership, and a partner in the Chesapeake Cremation Center.

Herman E. Hill, Jr.	61
Mr. Hill has served as a director of the Company since March 1997 and of the Bank since January 1994. He is in the agricultural business, and is President of Herman E. Hill & Son, Inc., which is additionally a partner in Harborview Farms and Rock Harbor, LLC. He is also a partner in Kent Hills LLC, Massey LLC, Bakers Lane LLC, Linden LLC, K West LLC, Stepne LLC, Lynch Farm LLC, Chinquapin Partners, LLC, T & C Farms, Inc. and Hill Farms, Inc., which is additionally a partner in Harborview Farms.

Patricia Joan Ozman Horsey	66
Mrs. Horsey has served as a director of the Company and the Bank since January 2006. She is a realtor for Hogans Agency, Inc. and is the owner/operator of an antiques and collectible business. She is President of Unity, Inc. and Delmarva Publications, Inc. and a trustee of H & S Investments.

P. Patrick McClary	66
Mr. McClary has served as a director of the Company since March 1997 and of the Bank since February 1991. He is a director and President of Gunther McClary Real Estate, Inc. and P. Patrick McClary Real Estate, Inc. and a member of Cecilton, LLC.

Alexander P. Rasin, III	63	Mr. Rasin has served as a director of the Company since March 1997 and of the Bank since September 1975. He is a partner in the law firm of Rasin & Wootton.

Stefan R. Skipp	64	Mr. Skipp has served as a director of the Company since March 1997 and of the Bank since May 1979. He is currently serving as District Public Defender in the State of Maryland.

Thomas G. Stevenson	59
Mr. Stevenson has served as a director of the Company since March 1997 and of the Bank since August 1990. He is President, Chief Executive Officer, and Chief Financial Officer of the Company and of the Bank. Prior to May 2000, Mr. Stevenson served as Executive Vice President of the Company and the Bank.

Elizabeth A. Strong	58	Mrs. Strong has served as a director of the Company since March 1997 and of the Bank since January 1995. She is owner and manager of the Rock Hall Insurance Agency in Rock Hall, Maryland.

William G. Wheatley	54
Mr. Wheatley has served as a director of the Company since March 1997 and of the Bank since December 1995. He also serves as an Executive Vice-President and Loan Administrator of the Bank. Prior to May 2001, Mr. Wheatley served as Senior Vice President of the Company and the Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

Board Committees

The Company’s Board of Directors has an Audit Committee and a Nominating Committee. The Board does not have a separate committee responsible for executive compensation. All executive officers of the Company also serve as an executive officer of the Bank and are paid by, and only for their service to, the Bank. Accordingly, decisions and recommendations regarding executive compensation and benefit plans are made by the Personnel/Compensation Committee of the Bank (the “Compensation Committee”). Each of these committees is described below.

The Company’s Audit Committee was established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and consists of Robert W. Clark, Jr., Gary B. Fellows, and E. Jean Anthony, Chairperson. Until his retirement on December 31, 2006, Robert A. Moore served as the committee’s Chairman. The Board has determined that Mrs. Anthony qualifies as an “audit committee financial expert” as that term is defined by Item 401(h) of the SEC’s Regulation S-K. The Audit Committee assists the Board in monitoring the integrity of the financial statements, the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements, and it oversees the qualification, performance and independence of the Company’s outside auditors, including whether satisfactory accounting procedures are being followed. During 2006, the Audit Committee held four meetings. The Board of Directors has adopted a written charter for the Audit Committee, which is not available on the Company’s website. A copy of the Audit Committee Charter was attached as Appendix A to the Company’s 2005 definitive proxy statement.

The Company’s Nominating Committee consists of Alexander P. Rasin III, Chairman, Gary B. Fellows, Herman E. Hill, Jr., P. Patrick McClary, Stefan R. Skipp, and Thomas G. Stevenson and is responsible for identifying qualified individuals for nomination to the Board of Directors, considering candidates for nomination proposed by stockholders of the Company, recommending director nominees to the Board (see “Director Recommendations and Nominations” below), and recommending directors for each Board committee. During 2006, the Nominating Committee held two meetings. The Nominating Committee does not have a written charter.

The Compensation Committee is responsible for reviewing and advising the board of directors of the Bank with respect to executive compensation, director compensation and all other compensation and general benefits policies of the Bank. The members of the Compensation Committee are P. Patrick McClary, Chairman, LaMonte E. Cooke, Herman E. Hill, Jr., Elizabeth A. Strong, and E. Jean Anthony. The Compensation Committee determines executive compensation pursuant to the principles discussed below under “Compensation Discussion and Analysis”. The Compensation Committee periodically reviews peer group information and, if appropriate, recommends to the Board adjustments to director compensation levels. The Compensation Committee does not have a written charter. The Compensation Committee held six meetings in 2006.

Director Independence

To determine whether directors are “independent”, the Board has adopted the independence standards of The New York Stock Exchange (“NYSE”) Listed Company Manual. The Board has determined that all directors are “independent directors” except for Messrs. Stevenson and Wheatley and Mrs. Anthony. Each member of the Nominating Committee, other than Mr. Stevenson, and each member of the Compensation Committee is an “independent director” as defined by Rule 303A.02 of the NYSE Listed Company Manual, and each member of the Audit Committee other than Mrs. Anthony meets the audit committee independence standards of NYSE Listed Company Manual Rule 303A.07. In determining that each of the independent directors is independent, the Board considered the following transactions that are not disclosed below in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”: For Mr. McClary, the Bank’s purchase of advertising space from an affiliated entity; for Mr. Rasin, legal services rendered to the Company and the Bank by a law firm of which he is a partner; and Mrs. Strong, the Bank’s purchase of goods and services directly from her.

Board Meeting Attendance

The Company’s Board of Directors held 24 meetings in 2006. No incumbent director during the last full fiscal year attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which that person has been director); and (2) the total number of meetings held by all committees of the Board on which that person served (during the period served).

Director Compensation

The following table provides information about compensation paid to or earned by the Company’s directors during 2006 other than directors who are also executive officers.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	All other compensation ($)	Total ($)
Mrs. Anthony	11,658	-	11,658
Mr. Clark	12,238	-	12,238
Mr. Cooke	10,718	-	10,718
Mr. Fellows	11,686	-	11,686
Mr. Hill	9,572	-	9,572
Mrs. Horsey	12,225	-	12,225
Mr. McClary	10,882	-	10,882
Mr. Moore	14,710	-	14,710
Mr. Rasin	11,300	-	11,300
Mr. Skipp	10,740	-	10,740
Mrs. Strong	12,718	2,400	15,118

Directors of the Company also serve on the Board of Directors of the Bank and are compensated only for serving on the board of the Bank and its committees. Non-employee directors of the Board of the Bank receive $416 for each Board meeting attended. The Chairman and the Secretary receive $425 and $420, respectively, per Board meeting attended. Non-employee members of the Executive Committee receive $280 for each committee meeting attended, except for the Chairman of that committee who receives $290 for each committee meeting attended. Non-employee members of other committees receive $190 per meeting attended, except that non-employee members of the Pension/Profit Sharing 401(k) Committee receive only an annual retainer fee of $215. Each non-employee director is also paid an annual retainer fee of $1,000. All directors are reimbursed for reasonable travel expenses incurred in connection with Board service.

Director Recommendations and Nominations

The Nominating Committee of the Company’s Board of Directors is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates. The Nominating Committee will from time to time review and consider candidates recommended by stockholders. Stockholder recommendations should be submitted in writing to: Peoples Bancorp, Inc., 100 Spring Avenue, Chestertown, Maryland 21620, Attn: Stephanie L. Usilton, Vice President; and must specify (i) the recommending stockholder’s contact information, (ii) the class and number of shares of the Company’s common stock beneficially owned by the recommending stockholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.

Whether recommended by a stockholder or chosen independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating Committee’s goal in selecting nominees is to identify persons that possess complimentary skills and that can work well together with existing Board members at the highest level of integrity and effectiveness. A candidate, whether recommended by a Company stockholder or otherwise, will not be considered for nomination unless he or she is of good character and is willing to devote adequate time to Board duties. In assessing the qualifications of potential candidates, the Nominating Committee will also consider the candidate’s experience, judgment, and civic and community relationships, and the diversity of backgrounds and experience among existing directors. Certain Board positions, such as Audit Committee membership, may require other special skills or expertise.

It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board of Directors.

Stockholder Communications with the Board of Directors

Stockholders may contact the Company’s Board of Directors by contacting Stephanie L. Usilton, Vice President, Peoples Bancorp, Inc., 100 Spring Avenue, Chestertown, Maryland 21620 or (410) 778-3500. All comments will be forwarded directly to the Chairman of the Board for consideration.

The Company believes that the Annual Meeting of Stockholders is an opportunity for stockholders to communicate directly with directors and, accordingly, expects that all directors will attend each Annual Meeting. A stockholder who wishes to discuss issues directly with directors should consider attending the Annual Meeting of Stockholders. All persons who were serving as directors at the 2006 Annual Meeting were in attendance except Gary B. Fellows.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements with Company management and representatives of Rowles & Company, LLP, the Company’s independent auditors; (ii) discussed with Rowles & Company, LLP all matters required to be discussed by SAS 61, as amended; and (iii) has received the written disclosures and the letter from Rowles & Company, LLP required by Independence Standards Board Standard No. 1, and has discussed with Rowles & Company, LLP its independence. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

AUDIT COMMITTEE

By:	Robert W. Clark, Jr.
Gary B. Fellows
E. Jean Anthony

EXECUTIVE OFFICERS

Information about the Company’s current executive officers is provided below.

Thomas G. Stevenson, 59, has served as the President of the Company and the Bank since May 24, 2000, and as Chief Executive Officer and Chief Financial Officer of the Company and the Bank since May 29, 2002. He is also a trustee of the Employees’ Retirement Plan of the Bank. Prior to May 2000, Mr. Stevenson served as Executive Vice President of the Company and the Bank.

H. Lawrence Lyons, 54, has served as an Executive Vice President of the Company and of the Bank since May 23, 2001 and is in charge of operations. He also manages the Bank’s non-deposit product sales program. Prior to May 2001, he served as Senior Vice President of the Company and of the Bank.

Thomas A. Tucker, 48, has served as an Executive Vice-President of the Company and of the Bank since May 28, 2003 and is in charge of business development. Prior to May 2003, Mr. Tucker served as Senior Vice President of the Company and the Bank.

William G. Wheatley, 54, has served as an Executive Vice-President of the Company and of the Bank since May 23, 2001 and is in charge of loan administration. Prior to May 2001, Mr. Wheatley served as Senior Vice President of the Company and the Bank.

COMPENSATION DISCUSSION AND ANALYSIS

The basic philosophy of our compensation program is to offer a competitive compensation package to all executive employees that takes into account both individual contributions and corporate performance.

Executive compensation consists of three principal elements: (i) base salary; (ii) incentive compensation that is variable, fluctuates annually and is linked to our return on average assets (ROA) (and is, therefore, at risk); and (iii) retirement benefits.

Base salaries are set at levels intended to foster career development among executives, consistent with the long-term nature of our business objectives. In setting base salary levels, consideration is given to salary levels paid to executives holding similar positions at other comparable community banking organizations. Annual salary adjustments are determined after considering the executive’s performance during the immediately preceding year. In addition, the Bank purchases information from L.R. Webber Associates, Inc. each year, which publishes an annual Salary/Benefits Survey showing compensation data submitted by various financial institutions. The

Survey segregates the data among: (i) Survey Participants by Size in Total Assets, (ii) Survey Participants by Geographic Region, and (iii) Survey Participants by Institution. Our Human Resources Officer reviews the Survey and compares the compensation paid to our executive officers to that paid by the Bank’s competitors. In conducting this comparison, asset size, market areas and type of institution are considered. This information is communicated to the Compensation Committee, which reviews the data and, if warranted, recommends adjustments to the Board of Directors for approval. For purposes of this analysis, we generally aim to fix executive salaries such that they approximate the salaries paid by peer institutions of similar type, size and geographic characteristics. In 2006, the peer institutions that were used for benchmarking purposes were:

Annapolis Banking and Trust Company	Carrollton Bank
County National Bank	Farmers & Merchants Bank
First United Bank & Trust	Hagerstown Trust Company
Harford Bank	NBRS Financial Bank
Northwest Bancorp, Inc.	Patapsco Bank
Provident State Bank	Regal Bank & Trust
Shore Bancshares, Inc.	Susquehanna Bank
Woodsboro Bank

Our incentive compensation program was approved by the Compensation Committee and the Board, and is essentially a bonus pool from which distributions of cash are made to all eligible employees in recognition of their efforts, dedication and ideas. Each year, an amount of cash equal to 1.5% of ROA, up to a maximum of $100,000, is deposited into the pool and distributed among the eligible employees based upon the relationship that each employee’s annual salary bears to the total annual salaries of all eligible employees. So, for each eligible employee, the Compensation Committee divides his or her base salary by the aggregate of all base salaries paid to all eligible employees, and the employee receives that percentage of the pool. There is no fixed individual minimum, target or maximum award levels. We believe awards based on the relationship that a recipient’s salary bears to all salaries provide a fair method of distribution and of recognizing the relative importance of each eligible employee to the Company. As of November 2006 when 2006 award determinations were made, our ROA was 1.78%, so the pool amount was capped at $100,000. For purposes of the plan, an employee is “eligible” if he or she was an active employee as of the last business day of November of each year, and an eligible employee is entitled to receive a distribution so long as he or she was an active employee of the Bank on the payment date except in the case of an employee who is separated from the Bank because of death or disability, in which case the employee will receive a portion of the award as determined by the Board. An employee who resigns prior the date of payment with 20 years or more of service will be eligible to receive a prorated incentive payment to be paid as soon as practicable during the last month of the year.

The President does review the employee salary recommendations of the Human Resources Officer before they are presented to the Compensation Committee and may make suggestions to the Compensation Committee based on his view of an employee’s annual performance, but all salary decisions are recommended by the Compensation Committee and approved by the Board. No executive officer plays any role in determining or recommending incentive plan compensation awards, except to the extent that an executive also serves as a director and then only to the extent of his or her single vote on compensation matters.

In furtherance of our belief that every employee should have the ability to accrue valuable retirement benefits, we have established a Profit Sharing 401(k) Plan and a defined benefit pension plan. The Profit Sharing 401(k) Plan is available to all of our employees who are at least 21 years old and have completed 12 months of service. Each year, in addition to each active member’s salary deferrals, we may make matching contributions and discretionary profit sharing payments for the benefit of each employee. The decision to make profit sharing payments is made for a particular year by the Compensation Committee in the third quarter of the year, and the total amount paid, if any, is based on our performance for that year, with allocations among all eligible employees based on salary level. The pension plan, known as the “Employees’ Retirement Plan”, is available to employees who are at least 21 years old and have completed 1,000 hours of service within a 12 consecutive month period. Pension benefits are based on years of service and the annual average of the participant’s compensation averaged over the five highest plan years, whether or not consecutive, ending in the current plan year or in any prior plan year within the last 10 years of service.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is included above in this definitive proxy statement. Based on this review and these discussions, the Compensation Committee of the Bank recommended to the Company’s Board of Directors of the Company that the Compensation Discussion and Analysis be included in this definitive proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

THE PEOPLES BANK PERSONNEL/COMPENSATION COMMITTEE

By:	E. Jean Anthony
LaMonte E. Cooke
Herman E. Hill, Jr.
P. Patrick McClary
Elizabeth A. Strong

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Board who served on the Compensation Committee at any time during the last completed fiscal year were E. Jean Anthony, LaMonte E. Cooke, Herman E. Hill, Jr., P. Patrick McClary, and Elizabeth A. Strong. Each of the foregoing persons is a non-employee director, has not formerly served as an officer of the Company, and has no interlocking relationship or insider participation as defined by the SEC.

EXECUTIVE COMPENSATION

The following table sets forth for the last fiscal year the total remuneration for services in all capacities awarded to, earned by, or paid to the Company’s President and Chief Executive Officer (the “CEO”), who also serves as its Chief Financial Officer. No other executive officer received or earned total compensation (excluding changes in pension value and non-qualified deferred compensation earnings) in excess of $100,000 during 2006. For the sake of clarity, however, information regarding compensation paid to or earned by Mr. Wheatley during 2006 is provided below in lieu of providing such information above in the table entitled “Director Compensation”. All of the Company’s executive officers serve in identical capacities at the Bank, and they receive compensation only for their service at the Bank.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($) (1)	Bonus ($) (2)	Non-equity incentive plan compen- sation ($) (2)	Change in pension value and non- qualified deferred compensation earnings ($)	All other compen- sation ($) (3)-(4)	Total ($)
Thomas H. Stevenson, President, CEO/CFO	2006	190,000	-	9,022	7,125	5,128	211,275

William G. Wheatley, Executive Vice President	2006	90,398	-	4,293	3,102	2,677	100,470
Notes:
(1)	Messrs. Stevenson and Wheatley do not receive director’s fees for their service on the Boards of Directors of the Company and the Bank.
(2)	The Bank’s only bonus program is the incentive compensation program, and awards paid under this program are listed under “Non-equity incentive compensation”.
(3)
For Mr. Stevenson, amount includes a discretionary contribution of $4,834 under the Bank’s Profit Sharing 401(k) Plan and the economic value of life insurance coverage under the Bank’s group term life insurance plan of $294.

(4)
Amount for Mr. Wheatley includes a matching contribution and a discretionary contribution of $271 and $2,300, respectively, under the Bank’s Profit Sharing 401(k) Plan, and the economic value of life insurance coverage under the Bank’s group term life insurance plan of $106.

Employment Arrangements

Executive officers are employed on an at-will basis and are not parties to any written employment agreement. Executive compensation consists of two principal elements: (i) base salary; and (ii) incentive compensation that is variable, fluctuates annually and is linked to the Bank’s return on average assets (ROA). Executive officers are also eligible for life insurance coverage under the Bank’s group term life insurance plan and recognize income each year in an amount equal to the assumed cost of his or her life protection. All salary and benefits are paid or provided by the Bank.

The salaries proposed to be paid in 2007 to Messrs. Stevenson and Wheatley are $210,000 and $96,068, respectively. In addition to salary, additional compensation may be earned in 2007 in the forms described in the notes to the Summary Compensation Table above.

Bonus Program

The following table provides certain information about 2006 awards under our incentive compensation program, which were paid in December 2006.

GRANTS OF PLAN-BASED AWARDS
Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($)	Target ($)	Maximum ($)
Mr. Stevenson	0	N/A	9,022
Mr. Wheatley	0	N/A	4,293

The relationships that the salaries paid to Messrs. Stevenson and Wheatley bear to the salaries of all eligible employees in 2006, and the percentages on which their awards were based, were 9.02% and 4.29%, respectively.

Employees’ Retirement Plan

Information about benefits payable under our Employees’ Retirement Plan for Messrs. Stevenson and Wheatley is provided in the following table.

PENSION BENEFITS
Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Mr. Stevenson	Pension Plan	23	269,972	0
Mr. Wheatley	Pension Plan	26	131,658	0

An employee is 100% vested in the plan after five years of service. For purposes of the pension plan, a participant’s compensation for a particular year consists of amounts reported as gross income on the participant’s IRS Form W-2 for that year, increased by the participant’s salary deferral contributions to the Profit Sharing 401(k) Plan, plus the economic value of any life insurance coverage provided by the Bank.

The valuation method and assumptions applied in quantifying the present value of accumulated benefits under the plan are included in Note 11 to the Company’s consolidated financial statements found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Profit Sharing 401(k) Plan

All employee contributions and employer matching contributions to the 401(k) portion of the plan are immediately 100% vested, and profit sharing payments are vested incrementally over a six-year period. Pre-tax and matching contributions may be withdrawn while a member is employed by the Company or Bank even if the member has not reached age 59½ in circumstances of financial hardship or in certain other circumstances pursuant to plan restrictions.

RATIFICATION OF THE SELECTION OF ROWLES AND COMPANY AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

Stockholders are also being asked to ratify the Audit Committee’s appointment of Rowles & Company, LLP to audit the books and accounts of the Company for the fiscal year ended December 31, 2007. Rowles & Company, LLP has served as the Company’s auditing firm since 1949. Rowles & Company, LLP has advised the Audit Committee and the Board of Directors that neither it nor any of its members or associates has any direct financial interest in or any connection with the Company other than as the independent registered public accounting firm. A representative of Rowles & Company, LLP will be present at this year’s Annual Meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ROWLES & COMPANY, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT FEES AND SERVICES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Rowles & Company, LLP for fiscal years 2006 and 2005:

	FY 2006 ($)	FY 2005 ($)
Audit Fees	42,925	$37,365
Audit-Related Fees	0	0
Tax Fees	2,500	4,842
All Other Fees	2,153	160
Total	47,578	42,367

Audit services of Rowles & Company, LLP for fiscal years 2006 and 2005 consisted of the audit of the consolidated financial statements of the Company and quarterly reviews of financial statements and review of SEC filings. “Tax Fees” incurred in fiscal years 2006 and 2005 include charges primarily related to tax return preparation and tax consulting services. “All Other Fees” incurred in fiscal year 2006 relate to discussions regarding the acquisition of an insurance agency. “All Other Fees” incurred in fiscal year 2005 relate to consultation regarding asset allocation and capital planning. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Rowles & Company, LLP.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that certain de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, are not foreseeable and are separately approved by the Audit Committee prior to the completion of the independent auditor’s audit. All of the 2006 and 2005 services were pre-approved by the Audit Committee, except for the services described under “All Other Fees” for each year, which were de minimis services and were approved by the Audit Committee prior to the completion of the respective audits.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions since January 1, 2006

During the past year, the Bank has had banking transactions in the ordinary course of its business with directors, executive officers, and persons who own more than 5% of the outstanding shares of the Company’s Common Stock, and with the associates of such persons, on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. The extensions of credit by the Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval and Ratification of Related Party Transactions

For SEC disclosure purposes, the term “related party transaction” is generally defined by the SEC as any transaction (or series of related transactions) in which the Company or the Bank is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

In addition, federal and state banking laws impose review and approval requirements with respect to loans made by the Bank to its directors and executive officers and their related interests. The paragraphs that follow contain only a summary of these laws and are qualified in their entirety by the statutory text and the text of any related regulations.

Under the Federal Reserve Board’s Regulation O, the Bank is prohibited from making any loan to any of its directors or executive officers or the directors or executive officers of the Company in amounts that exceed (i) the excess of the greater of $25,000 or 5% of the Bank’s capital and unimpaired surplus or (ii) $500,000 (taking into account all loans to the insider and his or her related interests), unless the loan is approved by the Bank’s board of directors (with the interested party abstaining). Loans to the directors and executive officers of the Company’s other subsidiaries are not subject to these approval requirements as long as the Bank’s Bylaws or its board of directors exempts such person from participating in policymaking functions of the lending institution and such person does not in fact participate, the subsidiary does not control the lending institution, and the assets of the subsidiary do not constitute more than 10% of the consolidated assets of the Company (determined annually).

Under Section 5-512 of the Financial Institutions Article of the Maryland Code, the board of directors of the Bank or a committee thereof that has lending authority (with the interested party abstaining) must review and approve (and periodically re-review) all non-commercial loans to directors of the Bank and their partnerships and corporations, all loans to executive officers of the Bank and their partnerships and corporations, and all non-consumer loans to employees of the Bank and their partnerships and corporations.

The Company and the Bank have instituted policies and procedures to ensure compliance with the above requirements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers and persons who own more than 10% of the Common Stock file with the SEC an initial report of beneficial ownership of the Common Stock, periodic reports of changes in beneficial ownership of the Common Stock, and, in certain cases, annual statements of beneficial ownership of the Common Stock. Based solely on a review of copies of such reports furnished to the Company, or on written representations that no reports were required, the Company believes that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2006, except that P. Patrick McClary filed one late Form 4 (covering one sale of stock) and Thomas A. Tucker filed one late Form 4 (covering two sales of stock).

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which contains audited financial statements for the year ended December 31, 2006, accompanies this Proxy Statement. A copy of the Form 10-K may be obtained without charge upon written request to Stephanie L. Usilton, Vice President, Peoples Bancorp, Inc., P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

A stockholder who desires to present a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) to be included in the Proxy Statement and voted on by the stockholders at the 2008 Annual Meeting of Stockholders must submit such proposal in writing, including all supporting materials, to the Company at its principal office no later than December 15, 2007 (120 days before the date of mailing based on this year’s Proxy Statement date) and meet all other requirements for inclusion in the Proxy Statement. Additionally, pursuant Rule 14a-4(c)(1) under the Exchange Act, if a stockholder intends to present a proposal for business to be considered at the 2008 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s Proxy Statement for such meeting, then the Company must receive the proposal by February 28, 2008 (45 days before the date of mailing based on this year’s Proxy Statement date) for it to be considered timely received. If notice of a stockholder proposal is not timely received, the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER BUSINESS

As of the date of this proxy statement, management does not know of any other matters that will be brought before the 2007 Annual Meeting requiring action by stockholders. If any other matters requiring the vote of the stockholders properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the meeting for any reason.

Chestertown, Maryland	By Order of the Board of Directors
April 13, 2007

Elizabeth A. Strong
Secretary

APPENDIX A

Form of Proxy

PEOPLES BANCORP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Peoples Bancorp, Inc. (the “Company”) hereby appoints Alexander P. Rasin, III, Elizabeth A. Strong and Thomas G. Stevenson, or any of them, the lawful attorneys and proxies of the undersigned with full power of substitution to vote, as designated below, all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders called to convene on Wednesday, May 23, 2007 at Kent Center, Inc., 215 Scheeler Road, Chestertown, Maryland at 12:30 p.m. local time, and at any and all adjournments and postponements thereof for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named director nominees should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

1.	ELECTION OF DIRECTOR NOMINEES (terms expire in 2007):

E. Jean Anthony	Robert W. Clark, Jr.	LaMonte E. Cooke	Gary B. Fellows
Herman E. Hill, Jr.	Patricia Joan Ozman Horsey	P. Patrick McClary	Alexander P. Rasin, III
Stefan R. Skipp	Thomas G. Stevenson	Elizabeth A. Strong	William G. Wheatley

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTION: A withheld vote will count as a vote against a nominee. To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through the nominee’s name in the list above.

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Proposal 1.

2.	RATIFICATION OF ROWLES & COMPANY, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2007:

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote “FOR” ratification in Proposal 2.

3.	IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted FOR ALL NOMINEES with respect to Proposal 1, FOR with respect to Proposal 2, and in the discretion of the proxy holders as to any other matters that properly come before the meeting.

If you plan to attend the meeting, please designate the number that will attend [____].

Dated _______________________, 2007	________________________________
Signature

________________________________
Signature

Please sign as name(s) appear(s) on stock certificate. If jointly held, all owners must sign. Executors, administrators, trustees or persons signing in such capacity should so indicate.